Exhibit 10.3

Summary of the Brocade Communications Systems, Inc.
2009 Director Plan
(As amended and restated on April 7, 2015)1
General.    The Director Plan permits the grant of stock options and RSUs (each, an “Award”). Only directors who are not employed by the Company or any parent or subsidiary are eligible to receive Awards under the Director Plan. As of February 18, 2015, eight directors were eligible to participate in the Director Plan. The number of individuals who are eligible to receive Awards in the future will depend on the number of nonemployee directors who are members of our Board. Our non-employee directors are eligible for awards under the 2009 Stock Plan. Currently, our nonemployee directors only receive Awards under this Director Plan, except that the Chairman of the Board receives an annual grant of RSUs under the 2009 Stock plan.
Number of Shares of Common Stock Available Under the Director Plan.    At the 2009 Annual Meeting, stockholders approved reserving a total of 2,000,000 shares of our common stock for issuance under the Director Plan, plus any shares subject to stock options or similar awards granted under the now expired 1999 Director Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 1999 Director Plan that are forfeited to or repurchased by the Company. However, the maximum number of shares that may be added to the Director Plan from the 1999 Director Plan was 870,000 shares. The shares issuable under the Director Plan may be authorized, but unissued, or reacquired common stock. We are requesting stockholders to approve an increase of 1,000,000 in the number of shares reserved for issuance under the Director Plan. As of February 18, 2015, 260,100 shares remained available for grant under the Existing Director Plan.
Shares subject to Awards of RSUs count against the share reserve as 2.03 shares for every share subject to such Award. To the extent that a share that was subject to an award of RSUs is returned to the Director Plan, the Director Plan reserve will be credited with 2.03 shares that will thereafter be available for issuance under the Director Plan.
If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to RSUs, is forfeited to or repurchased by the Company, the unpurchased shares (or for RSUs, the forfeited or repurchased shares) will become available for future grant or sale under the Director Plan (unless the Director Plan has terminated). Shares that have actually been issued under the Director Plan under any Award will not be returned to the Director Plan and will not become available for future distribution under the Director Plan, except that if shares issued pursuant to a RSU are repurchased by the Company or forfeited to the Company and returned to the plan, such shares will become available for future grant under the Director Plan. Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Award will not become available for future grant or sale under the Director Plan.
If we increase or decrease the number of issued shares of common stock by means of a stock split, reverse stock split, stock dividend, combination or reclassification of the common stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company, subject to any required action by stockholders, the number of shares covered by each outstanding Award, the number of shares available for issuance under the Director Plan and the price per share covered by each outstanding Award will be proportionately adjusted.

Administration of the Director Plan.    The Director Plan is administered by the Compensation Committee of our Board. The Compensation Committee has all authority and discretion necessary or appropriate to make determinations and rules under the Director Plan.
Options.    The Director Plan permits the grant of stock options to eligible directors. However, as of April 10, 2013 and until otherwise determined by the Board or Compensation Committee, no options will be granted under the Director Plan. The exercise price of any options granted under the Director Plan will be equal to the fair market value of our common stock on the date of grant. The term of these options will be no longer than seven years from the date of grant. After a termination of service with us, a participant will be able to exercise his or her option for (a) three months following his or her termination for reasons other than death or disability, or (b) 12 months following his or her termination due to death or disability, but in all cases no later than the expiration of its seven year term.

1 The contents of this document appear on pages 32 to 34 of Brocade's definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission on February 24, 2015 and are incorporated by reference into Brocade’s Current Report on Form 8-K to which this document is attached as Exhibit 10.3.

Restricted Stock Units.    RSUs result in a payment of shares to a participant if the vesting criteria specified by the Compensation Committee are satisfied.
Beginning with the 2015 Annual Meeting, each nonemployee director automatically will be granted RSUs annually having a value of $200,000 (“Annual Grant”) on the date of the Annual Meeting, including any nonemployee directors first elected to our Board at such Annual Meeting. To receive this Annual Grant, the nonemployee director must be continuing in service at and immediately following such Annual Meeting. Each such grant of RSUs will vest and become payable as to 100% of the shares subject to the grant on the earlier of the 1 year anniversary of the date of grant or the next Annual Meeting, but only if such person continues to serve as a director on the vesting date. For clarity, if a nonemployee director is elected at an Annual Meeting, he or she receives the full annual RSU award immediately following such Annual Meeting.
If a director is first appointed as a director other than at an Annual Meeting, then the director receives a pro-rata portion of the annual RSU award (described above) based on the number of months between the appointment date of such nonemployee director and the next Annual Meeting. This pro-rata grant will vest at the next Annual Meeting, but only if such person continues to serve as a director on the vesting date.
If the calculation of the value of an Annual Grant or a pro-rated Annual Grant results in a number of RSUs that is not a whole number, the number of RSUs subject to such grants will be rounded up to the next whole number.
Transferability of Awards.    Awards granted under the Director Plan are generally not transferable, and all rights with respect to an Award granted to a participant generally will be available during a participant’s lifetime only to the participant.
Merger or Change in Control.    In the event of a merger or change in control of the Company, each outstanding Award may be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options, including shares as to which such Awards would not otherwise be vested or exercisable, and all RSUs will fully vest. In addition, if an option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a change of control, the Board will notify the participant in writing or electronically that the option will be fully vested and exercisable for a period of 30 days from the date of such notice, and the option will terminate upon the expiration of such period.
Amendment and Termination of the Director Plan.    The Board and the Compensation Committee have the authority to amend or terminate the Director Plan at any time and for any reason. This amendment authority includes (but is not limited to) the authority (without further stockholder approval) to change the number, type and terms of Awards granted in the future. Stockholder approval will be required for any amendment to the Director Plan to the extent that the Board or the Compensation Committee determines that such approval is required by any applicable laws. The Director Plan will terminate in 2019, unless the Board decides to terminate the Plan prior to that time.
Value of Awards to Directors.    The following table sets forth (a) the aggregate number of Awards that are expected to be received by the Company’s nonemployee directors as a group on the date of the 2015 Annual Meeting, assuming the Director Plan is approved by stockholders, and (b) the average per share exercise price or dollar value of such awards. The actual number and value of Awards to any director in any year cannot be known in advance because the formula for granting Awards may change. In no event may any director receive Awards with a value greater than $750,000 in any fiscal year of the Company. Our nonemployee directors have an interest in this proposal because they are eligible to receive Awards under the Director Plan.

Name of Individual or Group(1)	Number of Options Granted (#)	Average Per Share Exercise Price ($)	Number of Stock Units (#)	Dollar Value of Stock Units ($)(2)
All executive officers, as a group ..................................	—	—	—	—
All directors who are not executive officers, as a group	—	—	230,000	$2,346,000
All employees who are not executive officers, as a group ..............................................................................	—	—	—	—

(1)	Executive officers and employees are not eligible to participate in the Director Plan.

(2)
Dollar value of RSUs is based on the fair value for Brocade’s common stock on date of grant where such fair value is measured by reducing the closing stock price on the date of grant by the present value of the dividends expected to be paid during the requisite service period.

2